Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-208514

ABS Investor Presentation February 2018 1

Free Writing Prospectus Registration Statement No. 333-208514 Ford Credit Auto Lease Two LLC (“the depositor”) Ford Credit Auto Lease Trusts (“the issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-800-831-9146. 2

Lease Securitization Overview Ford Credit has been in the business of leasing vehicles since 1975 and has been securitizing its lease contracts since 1995 Ford than Ford Credit’s current lease securitization platform was established in 2006, 30 lease securitization transactions have been completed Credit offers lease asset-backed securities through various channels: and more Public transactions Rule 144A transactions Other private transactions Structural elements, such as priority of payments, have remained consistent over time 3

Lease Securitization Business Update Number of Leases Originated (000) 377 363 Ford Credit leasing, as a share of retail sales, remains below the industry Ford Credit works with Ford and Lincoln to set guidelines around leasing share, term, model mix and other factors to support brand value and sales Ford auction values for 2017 were better than expected Avg. # of Leases Outstanding (000) 1,006 572 704 841 975 Source: 2017 Q4 Lease Quarterly Statistical Information Manheim Used Vehicle Value Index 4 Source: Manheim Consulting, December 2017 (January 1995 = 100) 414401 328 20132014201520162017

Lease Securitization Portfolio Credit Metrics Weighted Average FICO at Origination* Repossessions as a % of Average Number of Leases Outstanding 747 * Based on year of origination Average Net Loss/(Gain) on Charged-Off Leases Net Losses as a % of Average Portfolio Outstanding $5,081 Source: 2017 Q4 Lease Quarterly Statistical Information 5 $5,707 $4,421$4,308 $2,787 20132014201520162017 0.38% 0.33% 0.21%0.23% 0.13% 20132014201520162017 753 740743741 20132014201520162017 0.79% 0.72% 0.62%0.66%0.63% 20132014201520162017

Lease Securitization Securitization Pool Metrics Weighted Average FICO Maximum 3-Month Residual Concentration 20% 18% 18% 17% 17% 16% 746 746 745 745 FICO 12% Original Term as % of Securitization Value Vehicle Type* as % of Securitization Value * Reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes as CUVs rather than SUVs Source: Prospectuses or Prospectus Supplements for referenced FCALT transactions 6 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% 2012-B2013-A2013-B2014-A2014-B2015-A2015-B2016-A2017-A2017-B TruckSUVCUVCar 100% 80% 60% 40% 20% 0% 2012-B2013-A2013-B2014-A2014-B2015-A2015-B2016-A2017-A2017-B 2427363948 21%21% 19%19% 2012-B2013-A2013-B2014-A2014-B2015-A2015-B2016-A2017-A2017-B 751 748747 742741742 Memo: 2012-B2013-A2013-B2014-A2014-B2015-A2015-B2016-A2017-A2017-B <650 12% 13% 12% 13% 14% 13% 14% 14% 14%

Lease Securitization Pool Metrics – Model FCALT 2017-A Diversification FCALT 2017-B Other 8.4% Other 7.1% Flex 1.6% C-Max 1.5% Focus 2.6% MKC 4.0% Escape 18.7% Escape 19.8% Focus 3.3% MKC 4.1% MKX 4.1% MKX 4.5% MKZ 4.6% MKZ 4.9% Explorer 17.1% Edge 8.5% Explorer 18.5% Edge 9.0% Fusion 12.2% Fusion 13.5% F-150 15.0% F-150 17.3% Model Concentrations Model Concentrations Top 1: 19% Top 3: 50% Top 5: 71% Top 1: Top 3: Top 5: 20% 56% 76% 7 Source: Prospectuses or Prospectus Supplements for referenced FCALT transactions

Lease Securitization Securitization Pool Performance Cumulative Return Rate Cumulative Residual Loss / (Gain)* 70% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 Commentary Cumulative Net Credit Losses** 0.5% 0.3% 0.0% -0.1% * As a percentage of initial base residual value; includes losses / (gains) on retained and returned vehicles ** Total credit loss as a percent of initial total securitization value 8 0.6% 0.4% 0.2% 0.1% 02468101214161820222426283032 Period (Months) 2012-B2013-A2013-B2014-A2014-B 2015-A2015-B2016-A2017-A2017-B For the pool performance in the periods above (2012 to 2017): - Lifetime cumulative return rates typically between 60% and 75% - Cumulative residual gains but declining; recently, residual gains on larger vehicles have been partially offset by residual losses on smaller vehicles - Consistent credit loss performance. 80% 60% 50% 40% 30% 20% 10% 0% Period (Months) 2012-B2013-A2013-B2014-A2014-B 2015-A2015-B2016-A2017-A2017-B 0.0%Loss -2.0% -4.0% -6.0% -8.0% -10.0% -12.0% 02468101214161820222426283032 Period (Months) 2012-B2013-A2013-B2014-A2014-B 2015-A2015-B2016-A2017-A2017-B Gain

Lease Securitization Structure Overview Initial Credit enhancements in lease securitization programs include: tization alue • • • • Subordination of junior notes Overcollateralization Cash reserve Excess spread (used to build to a target OC) .1% Senior / subordinate, sequential pay structure 4.5% 4.2% 2% Total Initial Class A Enhancement ~20.4% Target OC: 0.5% 13.7% of Initial Total Securitization Value 9 Class A Notes ("AAA") % of Securi V 80 11. Class B Notes ("AA") Class C Notes (“Not Rated") Overcollateralization Reserve Account Excess Spread

Lease Securitization Residual Maturity Vs. Enhancement Build FCALT 2017-B: Residual Maturity by Vehicle Type vs. Hard Credit Enhancement for Class A Notes(1) (1) Hard credit enhancement consists of overcollateralization, subordination and the reserve account; Assumes zero loss, zero prepays 10 Hard Credit Enhancement as a % of O/S Securitization Value % of Residuals Maturing Each Period 20%100% 90% 80% 15% 70% 60% 10%50% 40% 30% 5% 20% 10% 0%0% 123456789 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 Total Hard CECUVCarSUVTruck Class A-1 Paid Down Class A-2 Paid Down Class A-3 Paid Down Class A-4 Paid Down

Lease Securitization Significance Of Securitization Value For securitization transactions, a “Securitization Value” is calculated for the underlying lease assets Securitization value is calculated using the lower of the contract residual value or the residual value set by ALG Securitization value cash flows are discounted using the higher of the contract lease factor or a minimum discount rate designed to create excess spread 11 S aSmamppleleCCaalccuulalatitoino:n: Lease Securitization Balance V alue P aym ents R em aining 24 24 Base m onthly paym ent $ 20 0 $ 20 0 R esidualV alue $ 16,0 0 0 $ 13,0 0 0 D iscountR ate 2% 5% P resentV alue $ 20 ,0 49 $ 16,275 Difference of $3,774 $20,049 $16,275 Lease BalanceSecuritization Value

Lease Securitization Break-Even Analysis* Break-Even for FCALT 2017-B Compared to Historical Pool Performance Return Rate Cumulative Residual Loss / (Gain) * Assumes cumulative net credit losses stress of 5%; break-evens are specific to FCALT 2017-B 12 100.0% 80.0% 60.0% 40.0% 20.0% 0.0% -20.0% 0 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 Period (Months) 2012-B2013-A2013-B2014-A2014-B 2015-A2015-B2016-A2017-A2017-B A-2 Break-Even = 77.5% A-3 Break-Even = 46.0 % A-4 Break-Even = 33.8% Memo: Worst Recent 12-Month Portfolio Experience = 18.3% (CY 2008) Break-Even = 100% Return Rate Assumed 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% 02468101214161820222426283032 Period (Months) 2012-B2013-A2013-B2014-A2014-B 2015-A2015-B2016-A2017-A2017-B Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008)

# Ford Credit's Syndicate 2.0 Process

**Developed in 2012 based on the idea that the syndication process for benchmark ABS transactions should be practical and efficient**

## Value Proposition For Investors

- Authentic price indications (e.g., no whispers, less frequent testing)
- Transparency on size
- Books go subject earlier
- Subject to credit orders protected in allocations

## Ford Deals Typically Price Within Guidance

Senior Tranche Pricing vs. Guidance Count by Class (2013-2017)



% of Classes Priced vs. Guidance
70%
60%
50%
40%
30%
20%
10%
0%
17% 44% 36% 49% 61% 64%
55% 26% 26% 32% 30% 26%
11% 20% 21% 16% 9% 6%
9% 9% 5% 3% 0% 0%
8% 1% 11% 0% 0% 4%
Tighter than Guidance
Tight end of Guidance
At Guidance
Wide end of Guidance
Wide of Guidance
Ford
Issuer 2
Issuer 3
Issuer 4
Issuer 5
Issuer 6

(1) Source: IFR Markets as of December 31, 2017

## How It Works

- On Thursday, investors are notified that the deal is coming and are provided with the offering documents and marketing materials as well as an overview of the syndicate process
- Deal announces 8:00 am Monday without whisper pricing; orders taken once books open at 11:00 am
- Each Class is taken subject 15-30 minutes after it is 1x subscribed with firm orders (due to STC* and after subject message orders, classes could finish over 1x)
- Favorable allocations go to investors placing orders (both firm and STC*) prior to the subject message
- It is less common to "test" classes tighter because guidance is set at pricing expectations
- For FordREV and FORDF, Ford occasionally soft sounds key investors to assess interest

*STC = Subject to credit

13

Lease Origination and Servicing Strategies 14

Lease Residual Values Models Ford Credit sets residual values quarterly for each vehicle line at various lease terms and mileage / kilometrage allowances Ford Credit uses proprietary residual value models and leverages its relationship with Ford to establish residual values based on a number of predictive factors including MSRP, wholesale price, planned production volume, rental and fleet sales, consumer acceptance, life cycle, and recent and seasonal auction trends Ford Credit’s internal review process considers: Current or planned marketing programs Market acceptance of vehicles Competitive actions within the vehicle segment Ford Credit reviews residual value performance and compares published residual values to: • • Historical auction values for returned lease vehicles Residual value forecasts published in independent industry guides such as Automotive Lease Guide (ALG) 15

Lease Vehicle Remarketing at lease end to maximize the net sales proceeds of the vehicle to: Ford Credit works with Ford’s Vehicle Remarketing Department to efficiently dispose of vehicles returned to dealers • • Obtain higher sale prices at disposition Minimize remarketing expenses (auction, reconditioning and transportation costs) Vehicles returned at lease-end are sold through: • • Accelerate, an online upstream remarketing application Ford-sponsored physical auctions Physical Auction Vehicle sold at physical auction Upstream Remarketing Vehicle remains at dealer location (grounding dealer) where returned Customer Returns Vehicle Day 1 Day 4 Day 2 Day 3 Day 5 Day 6 Auction Grounding dealer (Days 1-6) Ford / Lincoln vehicles to same brand dealers (Days 3 – 6) Ford / Lincoln vehicles to any Ford / Lincoln dealers (Days 4 – 6) Ford vehicles to Adesa.com registered dealers (Days 4 – 6) Lincoln vehicles to Adesa.com registered dealers (Days 5 – 6) 16

Lease Upstream Remarketing By selling returned lease vehicles through upstream remarketing, Ford Credit receives a price similar to that expected at a physical auction without incurring transportation, reconditioning and auction expenses Prior to transporting to physical auction, vehicles are offered for sale to participating dealerships through an internet application: • Ford Credit employs proprietary models to establish a market price for vehicles based on recent auction experience and adjusted for miles / kilometers, condition, any excess wear and use, and option packages Ford incentivizes U.S. Lincoln dealers to purchase returned lease vehicles through Accelerate, certify those vehicles and sell them to customers under a certified pre-owned program • In 2017, the average of eligible vehicle disposals sold through upstream remarketing: 17 U.S. Canada 31% 38%